Exhibit 99.1

China Organic Agriculture, Inc. to acquire Changbai Eco-Beverage, a Blueberry Product Producer and Distributor

China Organic Agriculture, Inc. (OTCBB: CNOA.OB) (“China Organic Agriculture” or the “Company”), a company headquartered in the Liaoning province in China engaged in the trading and distribution of agricultural products, today announced that it has entered into an agreement to acquire 60% of the stock of Changbai Eco-Beverage Co., Ltd (“Changbai”) for RMB 70 million ($10.25 million). The closing is expected in March of 2010.

Changbai is a well known blueberry product producer and distributor located in Jilin Province of China. Changbai produces more than one hundred blueberry related products, including soft drinks, health care products and honey mixed products, meeting the increasing market demand in China for these products.

Changbai was established in May 2008 and over the next eight months it generated $4.1 million of sales and $1.1 million net income. In the first eleven months of 2009, sales revenue reached $7.1 million, with net income of $2.1 million. Changbai currently distributes its products within three provinces in northeastern China and plans to expand into other regions over the next two years. Upon completion of this acquisition, Changbai will utilize China Organic Agriculture’s countrywide sales network, and it is expected that as a result of this acquisition, it will be able to expand its market more rapidly than originally anticipated, thus increasing both its brand awareness across China and its revenues.

Blueberry products have long been enjoyed in North American and European markets, and are now an emerging beverage group in China. China Organic Agriculture’s CEO, Mr. Li Jinsong, said “We believe that the opportunities in the blueberry industry are enormous as blueberry based products will become increasingly in demand in China with the growing interest in healthy food alternatives. Changbai is well positioned to serve this market and to benefit from this growth.  Now that we have an agreement, assuming the satisfactory conclusion of our financial and legal due diligence, and receipt of all necessary government approvals, China Organic Agriculture’s distribution network and broader-based relationships will enable Changbai to expand its business and more quickly penetrate this growing market with this promising beverage and product group. We look forward to working together to maximize the potential.”

About China Organic Agriculture

China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit: http://www.chinaorganicagriculture.com.

Safe Harbor

FORWARD-LOOKING STATEMENTS: Except for historical information, this press release contains forward-looking statements which reflect the China Organic Agriculture's current expectations regarding future events. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those statements. Those risks and uncertainties include, but are not limited to, changing market conditions and other risks detailed from time to time in China Organic Agriculture's ongoing quarterly filings and annual reports. With respect to the acquisition of Changbai, there is the possibility that we cannot obtain all necessary government approvals.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Forward-looking statements include, but are not limited to, statements concerning future acquisitions, including the acquisition of Changbai, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture’s products and other statements which are not historical facts. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:
China Organic Agriculture, Inc.
Hans Shen
707-709-2321
Email: IR@cnoainc.com

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